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                                                                Exhibit 23.(d)67

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                           JOHN HANCOCK ADVISERS, LLC

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

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                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of the 1st day of May, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), John Hancock Advisers, LLC, a Delaware Limited Liability Company ("Advisers"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and Advisers are engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Series is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Series offers shares in several classes, one of which is designated as the Financial Industries Fund, (together with all other classes established by the Series, the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Series has retained JHLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of April 30, 2003 (the "Investment Management Agreement"), pursuant to which it may contract with Advisers as a Sub-Manager as provided for herein;

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     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Subject Fund. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as investment adviser and manager to the Financial Industries Fund (the "Subject Fund") for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Additional Subject Funds. In the event that the Series and JHLICO desire to retain Advisers to render investment advisory services hereunder for any other Fund, they shall so notify Advisers in writing. If it is willing to render such services, Advisers shall notify the Series in writing, whereupon such Fund shall become a Subject Fund hereunder.

     (c) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     Advisers will provide for the Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund. Advisers, as Sub-Manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Series, JHLICO and, as in effect from time to time, the provisions of the Series' Declaration of Trust, Bylaws, prospectus, statement of additional information, the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Advisers in writing by JHLICO or the Series from time to time).

     Advisers will, at its own expense:

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     (a) advise the Series in connection with investment decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and, upon request, furnish the Series with research, economic and statistical data in connection with said Fund's investments and investment policies;

     (b) submit such reports relating to the valuation of the Subject Fund's securities as the Series' Board of Trustees may reasonably request;

     (c) place orders for purchases and sales of portfolio investments for the Subject Fund;

     (d) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Series, to the extent not maintained by the Series' custodian, transfer agent or JHLICO.

     The Series and JHLICO will provide timely information to the Sub-Manager regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Fund, and all information as may be reasonably necessary or appropriate in order for the Sub-Manager to perform its responsibilities hereunder. On its own initiative, the Sub-Manager will apprise JHLICO and the Series of important developments materially affecting the Subject Fund and will furnish JHLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose.

     Advisers will not consult with any other sub-manager to the Subject Fund or to any other Fund of the Series concerning transactions of the Subject Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees to assume the expense of:

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     (i) brokerage commissions for transactions in the portfolio investments of the Series and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (ii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and

     (iii) interest payable on the Series' borrowings.

     Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered as herein provided, JHLICO shall pay to the Sub-Manager a fee (for payment of which the Series shall have no obligation or liability), with respect to the Subject Fund, based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof.

     The fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Fund during any calendar month, the fee with respect to such Fund accrued to termination shall be paid.

     "Current Net Assets" of the Fund for purposes of computing the amount of advisory fee accrued for any day shall mean the Fund's net assets as of the most recent preceding day for which the Fund's net assets were computed.

5.   FUND TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Subject Fund, the Sub-Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Fund. The Sub-Manager shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the

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benefits to the Subject Fund and its shareholders, the Sub-Manager shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to the Sub Manager, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Manager shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

     The fees payable to the Sub-Manager by JHLICO hereunder shall be reduced by any tender offer solicitation fees or similar payments received by the Sub-Manager, in connection with the tender of investments of any Fund (less direct expenses incurred by the Sub-Manager in connection with obtaining such fees or payments). The Sub-Manager shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of any Fund, provided that neither the Sub-Manager nor any of its affiliates shall be required to register as a broker-dealer for this purpose. The Sub-Manager shall advise JHLICO and the Series' Board of Trustees of any fees or payments of whatever type which it may be possible for it or Advisers or an affiliate of it to receive in connection with the purchase or sale of investment securities for any Subject Fund.

6.   INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Series shall own and control all records maintained hereunder by the Sub-Manager on the Series' behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to that Fund shall be promptly returned to the Series, free from any claim or retention of rights by the Sub-Manager except that Sub-Manager may retain such books and records required under the 1940 Act record keeping provisions, as amended from time to time. The Sub-Manager also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or make such

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books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Series. The Sub-Manager further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2 and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

     The Sub-Manager shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Series has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

     The Sub-Manager shall supply the Board of Trustees and officers of the Series and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to it.

7.   LIABILITY.

     No provision of this Agreement shall be deemed to protect the Sub-Manager or JHLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance his duties or the reckless disregard of his obligations and duties.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective with respect to the Subject Fund on the date hereof and, with respect to any additional Subject Fund, on the date of receipt by the Series of notice from the Sub-Manager in accordance with

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Paragraph 1(b) hereof that it is willing to serve with respect to such Fund.
Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Fund and, with respect to each additional Subject Fund, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund so long as such continuance with respect to any such Fund is approved at least annually (a) by either the Board of Trustees of the Series or by vote of a majority of the outstanding voting shares of such Fund, and (b) in either event by the vote of a majority of the trustees of the Series who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated with respect to any Subject Fund at any time, without payment of any penalty, by vote of the trustees of the Series, by vote of a majority of the outstanding shares of such Fund, by the Sub-Manager on at least sixty days' written notice to the Series and JHLICO, or by JHLICO on at least sixty days' written notice to the Series and the Sub-Manager.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE.

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     The services of the Sub-Manager to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Manager and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of the Subject Fund, the Sub-Manager and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies or investment accounts managed by the Sub-Manager or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Manager among the accounts and at a price approximately averaged.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those Trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

13.  GOVERNING LAW.

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     This agreement shall be construed in accordance with the laws of the
Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

                                           JOHN HANCOCK VARIABLE SERIES TRUST I

ATTEST:  Marylou Gill Fierro               By: /s/ Michele Van Leer
                                           -------------------------------------
                                           Title: Chairman

                                           JOHN HANCOCK LIFE INSURANCE COMPANY

ATTEST:  Marylou Gill Fierro               By: /s/ Michele Van Leer
                                           -------------------------------------
                                           Title: Sr.  V.P.

                                           JOHN HANCOCK ADVISERS, LLC

ATTEST:                                    By: /s/ Theresa Apruzzese
                                           -------------------------------------
                                           Title: Assistant Secretary

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                                   SCHEDULE I

                                      FEES

Current Net Assets Under Management          Sub-Advisory Fee
-----------------------------------          ----------------

On the first $50 million                     70 basis points (0.70%) per annum

On the next $50 million                      60 basis points (0.60%) per annum

On the next $100 million                     50 basis points (0.50%) per annum

On amounts over $200 million                 40 basis points (0.40%) per annum

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